LASER PHOTONICS

January 8, 2026

Ann Tewari
229 S. Ortman Drive, Orlando 32811
anntewari@gmail.com, (303) 229 4770

Re: Offer of Employment with Laser Photonics Corporation ("Laser Photonics" or the "Company")

Dear Ms. Tewari:

We are pleased that you are considering joining us to help build a world-class photonics-based industrial products and solutions company focusing primarily on disruptive laser cleaning technologies. This offer letter is intended to outline some key aspects of your employment with us and is based on a full-time commitment for employment with Laser Photonics. Please indicate your acceptance of this offer and confirm your start date, signing and returning this letter agreement to me by January 8, 2026 (the "Commencement Date").

Start Date:	February 2, 2026
Position Title:	Global Vice President of Operations and Strategy, reporting to the CEO.
Job Duties:	In your capacity as Global Vice President of Operations and Strategy, you will have responsibility for oversight over the daily business of the Company and assisting the CEO of the Company in all aspects of the Company's operations, including sales, finances, regulatory compliance, recruitment of key employees, public relations, relationships with key suppliers, maintaining and improving manufacturing capacity and standards.
Time Commitment	You are expected to work a minimum of 40 hours a week. Our regular business hours are from 9:00 a.m. to 6:00 p.m., Monday through Friday, and you are expected to work onsite for 40 hours each week unless you are out of town on business for Laser Photonics in which case the remote work may exceed 20 hours during such weeks.
Base Salary:	Initially, you will receive an annual base salary of $150,000, paid bi-weekly. This is an exempt position, and the salary is subject to deductions for taxes and other required withholdings. Your base salary will be reevaluated after an initial Transition Period and thereafter on an annual basis and subject to an increase based on an evaluation of your performance and the financial condition of Laser Photonics. Your total compensation during the Transition Period shall be $262,500 comprised of: $150,000 base salary. $100,000 based on 1% of goal $10,000,000 filed annual revenue. $12,500 Company contributions. 40,000 annual stock options based on 33% vesting schedule described below.
Stock Options:	You will be granted an incentive stock option under the Laser Photonics 2019 Stock Incentive Plan to acquire 40,000 shares of Laser Photonics common stock to vest in equal amounts on each anniversary date of the Commencement Date for a period of Three (3) years with accelerated vesting in the event of a change in control. You can exercise your

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stock option any time or according to the forfeit schedule below in relation to the years of employment.

Termination of Employment for cause/voluntary termination by employee:

In the event that the company terminates a stock option share holder for "Cause" or you voluntarily terminates your employment (and cause has not occurred) (whether during the term of an employment agreement or on its expiration), you (the stock option share holder) will automatically and without further action of the company, forfeit a percentage of your stock option Shares as determined by the schedule below:

Years of Employment

Forfeited by Employee	Percentage of Units
Less than one full year	100%
One year, but less than two full years	67%
Two years, but less than three full years'	34%
Three years	0%

Bonus Potential: You will be eligible for additional awards of cash ($100,000) and/or stock based on the factors determined by our Board of Directors for that year.

Paid Time Off: You will be eligible for 10 days PTO/3 days sick leave/3 days bereavement and 7 days holiday is company policy driven and subject to negotiation after the Transition Period. Holidays are as follows:

New Year Day
Memorial Day
July 4th
Labor Day
Thanksgiving Day and the day after
Christmas Day and day after

Transition Period It is the intention of Laser Photonics as such; you will have a six (6) month evaluation period for Laser Photonics to determine in its sole discretion if you are qualified to assume this position. If Laser Photonics determines that you are qualified at the end of the Transition Period, Laser Photonics will discuss a compensation package to include a higher base salary of $170,000.

Benefits: You will receive health benefits-HMO/Dental/Vision/Life Insurance/LTD-401K program-to be established and offered to all employees after a standard 90-day probation period.

Performance Review: Performance will be formally reviewed annually by BOD. Compensation and bonus structure will be re-evaluated at such times; however, there is no guarantee that compensation and/or bonus structure will change at any given time.

Confidentiality: You acknowledge that in the course of your employment, you will have access to and be entrusted with confidential information. You agree that you shall not, either while employed by Laser Photonics or thereafter, use or disclose to any person any confidential information of the Company.

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Governing Law: This letter agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, without regard to its conflict of laws principles.

Arbitration: The parties agree that any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Employee, or the termination thereof, including any claims under federal, state, or local law, shall be resolved by arbitration in Orlando, Florida in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof.

Invalidity: In case any provision of this letter agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

Amendment: This letter agreement may be amended or modified only by a written instrument executed by both the Company and you.

Your employment with Laser Photonics is at-will and either party can terminate the relationship at any time with or without cause and with or without notice. You will be bound by all Laser Photonics policies and procedures in effect during your employment.

This offer is contingent upon satisfactory assessment of pre-employment checks, including Form I-9 and reference and/or background checks, and subsequent BOD approval. Further, this letter represents the entire agreement between you and Laser Photonics, and no verbal or written agreements, promises, or representations not specifically stated in this offer, are or will be binding upon Laser Photonics.

We are excited to have you join the Laser Photonics team.

Sincerely,
DocuSigned by:
Wayne Tupuola
CEO

READ AND AGREED TO:
Signed by:
Ann Tewari

Ann Tawari Date 1/8/2026 | 6:57 PM EST

[Laser Photonics' Offer Letter to Ann Tawari]

1101 N Keller Rd., Ste. G Orlando, FL 32810 USA
www.laserphotonics.com • info@laserphotonics.com
Tel: 407-804-1000 • Fax: 407.804.1002